EXHIBIT 3.08

UNITED DOMINION REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

United Dominion Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 5.2(b) of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation has reclassified 300,000,000 shares of the Common Stock having a par value of $0.01 per share of the Corporation into a series designated as “Excess Stock, having a par value of $0.01 per share,” of the Corporation.

     SECOND: The reclassification increases the number of shares classified as Excess Stock from 0 shares immediately prior to the reclassification to 300,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 550,000,000 shares immediately prior to the reclassification to 250,000,000 shares immediately after the reclassification.

     THIRD: The terms of the Excess Stock (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in Article VI of the Charter and remain unchanged by these Articles Supplementary.

     FOURTH: The undersigned Executive Vice President and Chief Financial Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Financial Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Secretary on this 28th day of July, 2005.

United Dominion Realty Trust, Inc.
By:	/s/ Christopher D. Genry
Christopher D. Genry
Executive Vice President and Chief Financial Officer

Attest: July 28, 2005

/s/ Mary Ellen Norwood

Mary Ellen Norwood
Vice President — Legal Administration
and Secretary

2